EXHIBIT 11.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form 1-A (Amendment No. 2) of our report dated April 14, 2020, except for Note 12 which is dated June 24, 2020 with respect to the audited consolidated financial statements of Energy & Water Development Corp. for the years ended December 31, 2019 and 2018. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

June 24, 2020